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                                                                   Exhibit 10.24


                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of June 30, 1998, by and between SIMULA, INC., an Arizona corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                     RECITAL

         Borrower has requested from Bank the credit accommodations described below (each, a "Credit" and collectively, the "Credits"), and Bank has agreed to provide the Credits to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                   THE CREDITS

          SECTION 1.1.      LINE OF CREDIT.

         (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 1, 1999, not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower's working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue standby and/or sight commercial letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Dollars ($2,000,000.00). No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to
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the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

         (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

         SECTION 1.2. TERM LOAN.

         (a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Three Million Five Hundred Seventy-Nine Thousand Four Hundred Fifty Dollars ($3,579,450.00) ("Term Loan"), the proceeds of which shall be used to refinance Borrower's existing debt with Bank. Borrower's obligation to repay Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Term Note"), all terms of which are incorporated herein by this reference.

         (b) Repayment. The principal amount of Term Loan shall be repaid in accordance with the provisions of the Term Note.

         (c) Prepayment. Borrower may prepay principal on Term Loan solely in accordance with the provisions of the Term Note.


         SECTION 1.4. INTEREST/FEES.


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         (a) Interest. The outstanding principal balance of the Line of Credit and the Term Loan shall bear interest at the rate of interest set forth in the Line of Credit Note and the Term Note.

         (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note and the Term Note (collectively, the "Notes").

         (c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $50,000.00, which fee shall be due and payable in full on the date of this Agreement.

         (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-half percent (.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on each June 30, September 30, December 31 and March 31.

         (e) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         SECTION 1.5. COLLECTION OF PAYMENTS. If not paid when and as due, Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account number 4159-541416 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

         SECTION 1.6. COLLATERAL.

         As security for all indebtedness of Borrower to Bank under the Term Loan, Borrower hereby grants to Bank security interests of first priority in all Borrower's equipment, and Borrower shall cause its U.S.Subsidiaries to grant to Bank security interests of first priority in all their equipment.


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         All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals.

         For purposes of this Agreement, "Subsidiaries" shall mean all business associations directly or indirectly controlled by Borrower. As of the date hereof, Borrower's Subsidiaries located in the United States (collectively, the "U.S. Subsidiaries", are: Simula Transportation Equipment Corporation, Airline Interiors, Inc., Coach and Car Equipment Corporation, Artcraft Industries Corp., Viatech, Inc., Intaero, Ltd., Simula Automotive Safety Devices, Inc.("ASD-Simula"), Simula Safety Systems, Inc., Simula Technologies, Inc. and International Center for Safety Education, Inc. As of the date hereof, Borrower's Subsidiaries located outside of the United States (collectively, the "Foreign Subsidiaries") are: Simula Protective Systems, U.K. and Simula ASD Limited U.K.

         SECTION 1.7. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by Borrower's U.S. Subsidiaries in the principal amount of Twenty-Five Million Dollars ($25,000,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 2.1. LEGAL STATUS. Borrower and its Subsidiaries are corporations, duly organized and existing and in good standing under the laws of the state of their incorporation, and are qualified or licensed to do business (and in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or its Subsidiaries.


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         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and
each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower or its Subsidiaries of each of the applicable Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or its Subsidiaries, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or its Subsidiaries is a party or by which Borrower or its Subsidiaries may be bound.

         SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any of its Subsidiaries other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statements of Borrower dated December 31, 1997 and March 31, 1998, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries, (b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or its Subsidiaries, nor has Borrower or its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.


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         SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of Borrower's or its Subsidiaries' income tax payable with respect to any year.

         SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any its Subsidiaries may be bound that requires the subordination in right of payment of any of Borrower's or its Subsidiaries' obligations subject to this Agreement to any other obligation of Borrower or its Subsidiaries.

         SECTION 2.8. PERMITS, FRANCHISES. Borrower and its Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable Borrower and its Subsidiaries to conduct the business in which they are now engaged in compliance with applicable law.

         SECTION 2.9. ERISA. Borrower and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower and its Subsidiaries have not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or its Subsidiaries (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or its Subsidiaries; Borrower and its Subsidiaries have met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10. OTHER OBLIGATIONS. Borrower and its Subsidiaries are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or its Subsidiaries' operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource


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Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control
Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or its Subsidiaries are the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower and its Subsidiaries have no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

         2.12. ACTIVE SUBSIDIARIES. Except for the U.S. Subsidiaries and Foreign Subsidiaries listed in Section 1.6, there are no other existing Subsidiaries.


                                   ARTICLE III
                                   CONDITIONS

         SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credits is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) Approval of Bank Counsel. All legal matters incidental to the granting of each of the Credits shall be satisfactory to Bank's counsel.

         (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

         (i)      This Agreement and the Notes.

         (ii)     Corporate Borrowing Resolution.

         (iii)    Certificate of Incumbency.

         (iv)     Articles of Incorporation.

         (v)      Continuing Guaranties from all guarantors listed in Section
                  1.7.

         (vi)     Security Agreement: Equipment.

         (vii)    Third Party Security Agreement.

         (viii)   UCC Financing Statement.

         (ix) Such other documents as Bank may require under any other Section of this Agreement.

         (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.


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         (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's and Borrower's Subsidiaries property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

         SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

         SECTION 4.2. ACCOUNTING RECORDS. Maintain and cause its Subsidiaries to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit, and cause its Subsidiaries to permit, any representative of Bank, at any reasonable time, to


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inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

         SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) not later than 120 days after and as of the end of each fiscal year, a unqualified consolidated and consolidating financial statement on Form 10-k of Borrower and its Subsidiaries, audited by a certified public accountant acceptable to Bank, to include a balance sheet and income statement;

         (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated and consolidating financial statement of Borrower and its Subsidiaries on Form 10-Q, prepared by Borrower, to include a balance sheet and income statement;

         (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

         (d) from time to time such other information as Bank may reasonably request.

         SECTION 4.4. COMPLIANCE. Preserve and maintain and cause its Subsidiaries to preserve and maintain, all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of business; and comply with the provisions of all documents pursuant to which Borrower or its Subsidiaries are organized and/or which govern Borrower's or its Subsidiaries' continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and its Subsidiaries and/or their business.

         SECTION 4.5. INSURANCE. Maintain and keep in force, and cause its Subsidiaries to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or its Subsidiaries, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.


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         SECTION 4.6. FACILITIES. Keep, and cause its Subsidiaries to keep, all properties useful or necessary to Borrower's and its Subsidiaries' business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause its Subsidiaries to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or its Subsidiaries may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or its Subsidiaries have made provision, to Bank's satisfaction, for eventual payment thereof in the event obligated to make such payment.

         SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim in excess of $500,000.00.

         SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's and its Subsidiaries' financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's consolidated financial statements for the period ending June 30, 1998:

         (a) Current Ratio not at any time less than 2.0 to 1.0 measured on a rolling four quarter, with "Current Ratio" defined as total current assets divided by total current liabilities less current maturities of Subordinated Debt, with "Subordinated Debt" defined as all loans that are fully subordinated to all indebtedness of Borrower and its Subsidiaries to Bank pursuant to subordination terms and provisions acceptable to Bank.

         (b) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.0 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less Subordinated Debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus Subordinated Debt less any intangible assets (including deferred financing costs).

         (c) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit


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not less than $1.00 for any two consecutive fiscal quarters, determined as of the end of each fiscal quarter.

         (d) EBITDA Coverage Ratio, on a year-to-date basis not less than 1.25 to 1.0 for the quarters ending March 31, 1998; June 30, 1998 and September 30, 1998, and 1.50 to 1.0 as of fiscal year ending December 31, 1998; and 1.50 to
1.0 as of the end of each fiscal quarter thereafter measured on a rolling four-quarter basis, with "EBITDA" defined as net profit before tax plus interest expense, depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt excluding the prior period current maturity of subordinated debt.

         SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any of its Subsidiaries; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or its Subsidiaries are required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or its Subsidiaries' property in excess of an aggregate of $1,000,000.00.

         SECTION 4.11. YEAR 2000 COMPLIANCE. Perform all acts reasonably necessary to ensure that (a) Borrower and its Subsidiaries and any business in which Borrower or any of its Subsidiaries holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's or its Subsidiaries' business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's and its Subsidiaries's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, and shall cause its Subsidiaries to, immediately upon request, provide to Bank such certifications or other evidence of Borrower's and its


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Subsidiaries' compliance with the terms hereof as Bank may from time to time require.

         Section 4.12. MANAGEMENT. Continue to employ on a full-time basis Mr. Donald Townsend.


                                    ARTICLE V
                               NEGATIVE COVENANTS

         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

         SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article I hereof.

         SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, nor permit any of its Subsidiaries to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except the liabilities of Borrower or its Subsidiaries to Bank, and any other liabilities of Borrower or its Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof, and:

         (a) unsecured trade, utility or accounts payable in the ordinary course of business;

         (b)  off-balance sheet leases;

         (c)  liabilities permitted pursuant to Section 5.7;

         (d)  unsecured notes of Borrower to its Subsidiaries;

         (e) Simula ASD Limited U.K. may enter into a loan with a lender outside of the United States for the purpose of establishing a European manufacturing plant as long as such indebtedness does not exceed $3,000,000.00; and

         (f) Subordinated Debt [as defined in Section 4.9(a)] so long as such Subordinated Debt does not exceed in the aggregate $65,000,000.00 and the proceeds thereof are used for working


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
capital purposes, capital expenditures and/or the reduction of any other existing indebtedness.

         SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate, nor permit any of its Subsidiaries to merge into or consolidate with any other entity except intercompany consolidations; make any substantial change in the nature of Borrower's or any of its Subsidiaries' businesses as conducted as of the date hereof; acquire, nor permit any of its Subsidiaries to acquire, all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of, nor permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, all or a substantial or material portion of its assets except in the ordinary course of its business.

         SECTION 5.4. GUARANTIES. Guarantee or become liable, nor permit any of its Subsidiaries to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower, nor permit any of its Subsidiaries to pledge or hypothecate any assets, as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and the guaranty of any permitted Subordinated Debt [as defined in
Section 4.9 (a)] provided such guaranty is junior to all obligations and indebtedness of Borrower and any of its Subsidiaries to Bank, pursuant to an Intercreditor Agreement in form and substance satisfactory to Bank.

         SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, nor permit any of its Subsidiaries to make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, or as may otherwise be authorized under this Agreement, and additional loans or advances in amounts not to exceed an aggregate of $500,000.00 outstanding or committed at any one time.

         SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

         SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, nor permit any of its Subsidiaries to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any of its Subsidiaries' assets now owned or hereafter acquired, located in the United States, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, and:

         (a) security interests held by the United States Small Business Administration securing debt not in excess of $400,000.00;

         (b) existing non-computer capital leases not in excess of $350,000.00 and any consolidation of any existing capital leases so long as no additional assets of the Borrower or any of its Subsidiaries are taken as security;

         (c) security interests on the real and personal property located at, and associated with, the European manufacturing facility financed by Simula ASD Limited U.K.;

         (d) future purchase money security interests for computer equipment, or capital leases or direct loans for computer equipment, not to exceed $500,000.00 in the aggregate at any time; and

         (e) a mortgage on real property to be purchased in North Carolina in support of its SEI Division (aka Safety Equipment International) to secure indebtedness in an amount not exceeding $1,100,000.00.


                                   ARTICLE VI
                                EVENTS OF DEFAULT

         SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

         (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder has incurred any debt or other liability to any person or entity, including Bank, in excess of $500,000.00 in outstanding principal.

         (e) The filing of a notice of judgment lien against Borrower or any guarantor hereunder; or the recording of any abstract of judgment against Borrower or any guarantor hereunder in any county in which Borrower or such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any guarantor hereunder; or the entry of a judgment against Borrower or any guarantor hereunder; and with respect to all of the foregoing, there is no dismissal within sixty days thereof.

         (f) Borrower or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any guarantor hereunder which is not dismissed within forty-five days of the filing thereof, or Borrower or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (g) The occurrence of any adverse change in the financial condition of Borrower, or any of its Subsidiaries, that Bank, in its reasonable discretion, deems material, or if Bank, in good faith shall believe that the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents is impaired.

         (h) The dissolution or liquidation of Borrower or any guarantor hereunder; or Borrower or any such guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such guarantor.

         SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:          SIMULA, INC.
                            2700 N Central Avenue, Suite 1000
                            Phoenix, AZ 85004

         BANK:              WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Arizona RCBO #3839
                            100 West Washington, 25th Fl.
                            Phoenix, AZ 85003

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (up to a maximum amount of $5,000.00 with respect to attorney fees), Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any of the Credits (provided that, absent the occurrence and continuation of an Event of Default, the recipient has accepted the information subject to a confidentiality agreement with respect to non-public information), Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

         SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

         SECTION 7.11.  ARBITRATION.

         (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan

Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Arizona selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

         (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Arizona State Bar or retired judges of the state or federal judiciary of Arizona with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Arizona, (ii) may grant any remedy or relief that a court of the state of Arizona could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

         (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Arizona, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of Arizona. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Arizona.

         (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                       WELLS FARGO BANK,
SIMULA, INC.                             NATIONAL ASSOCIATION


By: ______________________             By: _______________________
                                           Timothy Dillingham
Title: ___________________                 Vice President